Exhibit 10.44*

September 1, 2017

Mr. David S. Regnery
[Address Redacted]

Dear Dave:
I am pleased to offer you the position of Executive Vice President ("EVP") reporting to me with overall accountability for the financial and operating performance of all Strategic Business Units. This position will be located in Davidson, North Carolina and becomes effective on September 5, 2017 (the "Effective Date"). In this role, you will remain a member of the Ingersoll Rand Executive Leadership ("ELT") team and I am pleased to inform you that the Board of Directors appointed you as an Executive Officer of Ingersoll-Rand plc (the "Company"). As an Executive Officer, we will be required to report changes in your compensation to the Security and Exchange Commission ("SEC"). I look forward to your acceptance of this offer and the contributions you will make in this new role.

1	On the Effective Date, your base salary will be set at an annual rate of $700,000 (Seven Hundred Thousand U.S. dollars) paid monthly. This represents an increase of $180,000 or 34.6%.

2.
Your Annual Incentive Matrix ("AIM") target opportunity will increase from 80% to 100% of your base salary on the Effective Date. When you take into account your new base salary, this adjustment increases your annual AIM target from $416,000 to $700,000 or by $284,000 (+68.3%). The actual award that you may receive can range from 0% to 200% of the targeted amount depending upon your performance and the performance of the Company.

For 2017, your AIM award will be prorated as follows:

a.
January 1, 2017 to September 4, 2017: In determining this portion of your award, we will use your base salary of $520,000, an AIM target of 80% of base salary, and the AIM metrics assigned to your current role as President, Commercial HVAC, North America and EMEA.

b.
September 5, 2017 to December 31, 2017: In determining this portion of your award, we will use your base salary of $700,000, an AIM target of 100% of base salary, and the AIM metrics assigned to corporate positions.

3.
Your annual equity target opportunity (next awardable in February 2018) will increase from $375,000 to $1,000,000 representing an increase of $625,000 or 166.7%. At this time, it is anticipated that your 2018 equity grant will be made in an equal proportion of stock options and Restricted Stock Units ("RSUs"). The award dollar value will be converted into stock options and RSUs based on the Fair Market Value ("FMV") of Ingersoll Rand's ordinary shares on the date the Compensation Committee of the Board Directors ("Committee") approves the awards.Annual equity awards are contingent on and variable with your sustained performance and demonstrated leadership.

4.
Your annual Performance Share Unit ("PSUs") target (next awardable February 2018) will increase from $375,000 to $1,000,000 representing an increase of $625,000 or 166.7%. Your grant will be converted into PSUs based on the FMV of Ingersoll Rand's ordinary shares on the date the Committee approves the award. At this time, the actual number of PSUs awarded will be based on Ingersoll Rand's Earnings per Share ("EPS") growth and Total Shareholder Return ("TSR") relative to the S&P 500 Industrial peer companies over the 2018 to 2020 performance period and can range from 0% to 200% of the target number of PSUs.

5.
When you consider items 1, 2, 3 and 4 above, your Target Annual Direct Compensation ("TDC") has increased from $1,686,000 to $3,400,000 or by $1,714,000 (+101.7%). Your revised compensation is summarized in the table below at the end of this letter.

6.
In addition to the increase in your TDC, you will be awarded a special one-time equity grant in the amount of $2,000,000. This equity grant will be denominated 50% ($1,000,000) in RSUs with a three year cliff vesting period, and 50% in PSUs aligned with the 2018 to 2020 performance cycle. The actual number of RSUs and PSUs awarded will be determined using the FMV on the day that the Committee meets after the offer has been accepted (anticipated award date is October 3, 2017).

7.
Your minimum level of required share ownership will increase from 15,000 to 75,000 ordinary shares of the Company. It is expected that you achieve this increased ownership requirement within a five-year period from the Effective Date of this role.

8.	As an Executive Officer, you will participate in the following programs:

a.
You will continue to be eligible for financial and retirement counseling services through a provider of your choice. These services include tax, estate, and financial planning assistance up to $11,000 for the first year (and final year) and up to $9,000 for each subsequent year. The cost for these services is imputed to your annual income based upon receipts submitted for qualified services.

b.
You will be provided with a new Change in Control Agreement ("CIC Agreement") which increases your severance payment (as defined in the CIC Agreement) multiple from 2.0 to 2.5 times your base salary plus your AIM target. A CIC Agreement provides economic security in the form of cash payments to the participant and enhanced coverage under certain benefit plans in the event of job loss caused by the sale of all or a substantial part of the Company. The actual agreement will be sent to you shortly after you assume this new role.

c.
You will continue to be provided with a company automobile in accordance with our company car policy, which in your case provides an automobile with a purchase value of up to $75,000. A portion of the benefit will be imputed to your statement of gross income for tax purposes.

d.
You will continue to be eligible for an enhanced Executive Long-Term Disability ("LTD") program that covers annual incentive compensation in addition to base salary and provides a greater benefit than offered in the standard group program.

9.	You will also continue to participate in following programs:

a.	Executive Deferred Compensation Plan.

b.	Executive Health Program.

c.	Key Management Plan ("KMP") as a supplemental pension plan.

d.	All employee benefit programs offered to Ingersoll Rand salaried employees in accordance with the terms and conditions of those programs.

10.
Based on your role in the Company, you are restricted from transactions involving ordinary shares of Company stock (exercising options, moving in or out of ordinary shares held in company plans, or buying or selling ordinary shares on the open market) except during designated window periods. You will receive communication from the Corporate Secretary when window periods are open along with instructions on how to execute transactions.

The above terms are contingent upon your acceptance of the Non-Compete and Proprietary Information agreements. To execute these agreements, please sign below as well as the attached Non-Compete and Proprietary agreements and return them to Jeff Blair, Vice President, Total Rewards.
Dave, we all believe that you will make a significant contribution to the Company in this new position and I look forward to you working directly for me. If you have any questions about this offer, please feel free to call Marcia Avedon at 704-655-5821, or Jeff Blair at 704-655-4347. For any other questions, please feel free to contact me.
Sincerely,
/s/ Michael W. Lamach
Michael W. Lamach
Chairman and Chief Executive Officer
cc: Marcia Avedon
Jeff Blair

CANDIDATE ACCEPTANCE
I accept your offer of employment with Ingersoll Rand as Executive Vice President and agree to the conditions herein and in the offer letter.

/s/ David Regnery                                9/1/2017
Mr. David Regnery                     Date